EXHIBIT 99.1
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                             U. S. GOLD CORPORATION

                             N E W S  R E L E A S E

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724


                   U.S. GOLD CORPORATION SUBSIDIARY IN MEXICO
                     REPORTS ON UNDERGROUND SAMPLING PROGRAM

Denver, CO. -May 13, 2004 - U.S. Gold Corporation's (OTC BB: USGL; Berlin
Exchange: US8) 40% owned subsidiary, Gold Resource Corporation, reported today important sampling results from the newly opened historic underground workings at the El Aguila mine in the state of Oaxaca, Mexico. Gold Resource said it was pleased to see most all of the historic workings were below its recently discovered, high-grade gold and silver mineralization and that it was able to confirm that this high-grade mineralization has not been previously mined. Two of the historic workings, however, do pass through this mineralization allowing detailed underground sampling of the high-grade silicified manto. Four samples were taken in the winze and represented an approximate 4 meter vertical exposure of the manto and six samples were taken in the cross-cut over a ten meter horizontal exposure of the manto. The weighted average of the ten samples was
25.6 grams gold/tonne (0.75 ounces/ton) and 75.2 grams silver/tonne (2.2 ounces/ton). The Table below lists the individual samples.

                                 Width              Gold             Silver
Number         Location         (meters)         Grams/Tonne       Grams/Tonne
------         --------         --------         -----------       -----------
24135          Crosscut           1.60               8.6                42
24142          Crosscut           1.37              23.3                47
24144          Crosscut           1.45               4.2                24
24145          Crosscut           1.52               4.7                23
24147          Crosscut           1.72               3.5                54
24151          Crosscut           0.90              61.4                93
24143          Winze              1.45              10.2                75
24146          Winze              1.70              32.1               159
24149          Winze              1.00              57.5               104
24150          Winze              1.70              65.7               131

"Our previous two rounds of surface drilling, reported earlier, defined a shallow, continuous, sub-horizontal high-grade mineralized zone with 25 intercepts averaging 9.5 grams/tonne gold (0.28 ounces/ton) and 90 grams/tonne silver (2.6 ounces/ton) over an average 5.3 meter thickness (17.5 feet). We have now taken detailed samples of a portion of this mineralized zone underground in two places. We believe it bodes well for the project that where this mineralization is exposed underground our samples run considerably higher in value than what the drilling to date would indicate," said William W. Reid, president of both U.S. Gold and Gold Resource. "Equally, we now believe this highly silicified "manto" is a silicified and replaced limestone bed which enhances the geologic model and opens up a much greater area for potential similar mineralization over our property holdings," said Mr. Reid.




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In addition, Gold Resource reported that one of the deepest samples taken in the historic workings, approximately 100 meters below the surface, was from a 2 meter wide near-vertical vein that ran 2 grams/tonne gold (0.06 ounces/ton) and 485 grams/tonne silver (14 ounces/ton). The significance here is that the sample was from a shale unit (which is below the limestone bed) and may be similar to the mineralization in the Project's El Aire mine 1.4 kilometers to the SE along a connecting, major fault system. A 1968 consultant's report states of the El Aire mine that a potential resource exists that averages 5 grams/tonne gold
(0.15 ounces/ton) and 500 grams/tonne silver (15 ounces/ton). This El Aire mineralization is also in shale and has not yet been drill tested by Gold Resource.

"Gold Resource's focus is to place the El Aguila Project into production at the earliest possible date. The soon to be finished Scoping Study will estimate the operating and capital costs for a 750 tonne/day mining and milling operation. A determination can then be made, from an economic point of view, as to what minimum resource level is required for a production decision. Though additional drilling will be necessary, this potential high-grade, low cost mine is taking shape very nicely," said Mr. Reid.

Canyon Resources Corporation (AMEX: CAU) is funding the El Aguila exploration program and can earn a 50% interest in the property by funding $3.5 million in exploration and development expenditures. Canyon has funded $500,000 to date.

U.S. Gold Corporation also holds a 45% interest in the Tonkin Springs gold mine property in Eureka County, Nevada, which is being developed under a joint venture with BacTech Mining Corporation (TSX-V: BM). On May 5th BacTech reported a positive third-party feasibility study for the Tonkin Springs gold mine project prepared by Micon International Ltd. Micon concluded that Tonkin Springs is a viable project and they recommended its immediate development to production. BacTech is providing $12 million of development funding under the agreement and is moving toward restarting gold production subject to regulatory approval of permit amendments that were submitted to the appropriate federal and state agencies in March.

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this press release are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could very significantly.



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